Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-69165, 333-81593, 333-90815, 333-37252, 333-42340, 333-47874, 333-58420, 333-58422, and 333-116641 and Form S-3 Nos. 333-86313 and 333-58048) of InfoSpace, Inc., of our report dated January 27, 2004 (except Note T, as to which the date is March 26, 2004), with respect to the consolidated financial statements and schedule of Switchboard Incorporated included in the Annual Report (Form 10-K) of Switchboard Incorporated for the year ended December 31, 2003.

Ernst & Young LLP

July 15, 2004

Boston, Massachusetts